Exhibit 99.1

Press Release
For Immediate Distribution

OVERLAND STORAGE REPORTS
 FISCAL 2008 FOURTH QUARTER RESULTS

Strong Growth in Sales of Disk-Based Appliances

SAN DIEGO — August 7, 2008 — Overland Storage, Inc. (Nasdaq: OVRL) today reported fourth quarter and full-year results for its fiscal year ended June 30, 2008.

Net revenue for the fiscal 2008 fourth quarter was $28.9 million, compared with $34.1 million for the same period a year ago.  The company reported a net loss of $8.6 million, or $0.67 per share, for the fiscal 2008 fourth quarter compared with a net loss of $6.0 million, or $0.47 per share, for the same period a year earlier.

For the twelve months ended June 30, 2008, the company reported net revenue of $127.7 million compared with $160.4 million for the twelve-month period in the prior fiscal year.  The net loss for the 2008 fiscal year was $24.6 million, or $1.93 per share, compared with a net loss of $44.1 million, or $3.45 per share in fiscal 2007.  The 2007 twelve-month period net loss included an $8.4 million, or $0.66 per share, charge related to the impairment of acquired technology.

The company noted that net revenue for the fiscal 2008 fourth quarter decreased 15.2 percent from the fiscal 2007 fourth quarter and 9.0 percent on a sequential basis from the fiscal 2008 third quarter due to lower sales to OEM customers.  Specifically, sales to the company’s largest OEM customer were down 39.1 percent compared with the fiscal 2007 fourth quarter, continuing to reflect the customer’s previously announced transition to a new product from an alternate supplier.  On a sequential basis, sales to this customer declined 29.0 percent from the fiscal 2008 third quarter, primarily due to a large spare-parts shipment to the customer in the third quarter that was not repeated in the fourth quarter.  Total branded revenue in the fiscal 2008 fourth quarter increased 3.5 percent from the fiscal 2007 fourth quarter and 3.7 percent on a sequential basis from the fiscal 2008 third quarter.

Gross profit in the fiscal 2008 fourth quarter of $6.1 million was essentially unchanged from the fiscal 2007 fourth quarter, despite declining revenue.  The gross profit margin of 21.1 percent in the fiscal 2008 fourth quarter improved over the fiscal 2007 fourth quarter margin of 18.1 percent principally as a result of the elimination in the prior year of charges associated with the company’s terminated outsourced manufacturing arrangement.  On a sequential basis, gross profit of $6.1 million in the fiscal 2008 fourth quarter decreased 20.7 percent from $7.7 million in the fiscal 2008 third quarter due to lower revenue and increased manufacturing costs.  The gross profit margin of 21.1 percent in the fiscal 2008 fourth quarter declined on a sequential basis from the 24.2 percent margin in the fiscal 2008 third quarter due to a relatively lower mix of OEM spare revenue and increased manufacturing costs.

Operating expense of $13.7 million in the fiscal 2008 fourth quarter increased 14.1 percent from $12.0 million in the fiscal 2007 fourth quarter and 10.6 percent sequentially from $12.4 million in the fiscal 2008 third quarter.  The cost increases reflect the company’s expanded sales and support organization, as well as enhanced marketing and channel programs.

Cash, cash equivalents and short-term investments at June 30, 2008 amounted to $9.7 million.  The decline from the prior quarter was driven primarily by three elements: cash used in operations of $2.6 million, cash used in the acquisition of the Snap Server business of $2.5 million, and the reclassification of $4.2 million of auction-rate securities from short-term investments to long-term other assets.  During the fiscal 2008 fourth quarter the company also recorded a non-cash impairment charge to other expense of $1.1 million to write down these securities to their current estimated fair value.

“Although disappointed with the overall financial results for the quarter, we are encouraged on a number of fronts,” commented Vern LoForti, president and chief executive officer of Overland Storage.  “We have worked hard over the past two quarters to improve both our disk-based appliance products and the ability of our sales force to sell these solutions.  As the industry shifts to complement tape-based data protection with disk-based solutions, we believe our capability in the disk sector will prove critical to our company’s success.  Our efforts paid off in the fourth quarter as sales of REO and Ultamus products grew 63 percent on a sequential basis compared to the fiscal 2008 third quarter.

“This focus on disk-based solutions also led to our search for a NAS (“Network Attached Storage”) product to complement our product portfolio.  We believed that the addition of a NAS product capable of providing data replication of distributed file systems across wide-area networks would round out our data protection portfolio.  Our acquisition on June 27, 2008 of the Snap Server NAS business from Adaptec fit this requirement.  Though only five weeks into the acquisition, our progress to date is highly encouraging.  Our announcement of Snap was well received by the industry analyst community and channel partners, including existing Overland and Snap partners, many of which overlapped.  We are already receiving significant interest from Overland partners that previously did not sell Snap products, but now want to add these products to their line cards.  We believe the initial response from our partners and the analyst community supports our contention that the Snap solution is an excellent addition to Overland in terms of its strategic fit, its complement to our existing product portfolio and its target SMB and distributed enterprise market.

“Our first goal for the Snap business is to leverage this well-designed and robust product family by improving product availability and service to our channel partners and end-users, which draws on Overland’s core competencies.  Although still early, we are seeing increased interest in the Snap products and an acceleration of order flow.  Our operations team is currently working with suppliers to generate sufficient product flow to accommodate expressed and anticipated demand.

“We see great value in the Snap brand.  Further, we believe that the Snap software platform holds the potential to become the building-block for delivering new and enhanced features.  Some of these enhancements will develop from the integration of existing technologies in Overland’s portfolio.  Additionally, we believe the Snap products are an excellent fit, and can be marketed to a number of fast-growing vertical markets and applications.  The addition of the Snap business is expected to immediately more than double Overland’s disk-based revenue, and we aim to grow the business rapidly throughout fiscal 2009 and beyond.

“Our immediate challenge is to integrate the Overland and Snap businesses.  Although I believe that the $3.6 million purchase price of Snap at approximately 20 percent of its annual revenue run-rate was attractive, it nonetheless impacted our cash balance and will consume more cash in coming quarters as we build accounts receivable to support the business.  Through the acquisition we gained a capable development team, as well as sales, marketing and technical support organizations.  It is imperative to our overall corporate recovery that we quickly rationalize the combined organization, identify initiatives and products, and develop a roadmap to which we can apply our limited resources and deliver compelling products.  We expect to complete this process within the next 30 days,” concluded LoForti.

About Overland Storage

Overland Storage is a market leader and innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault™ tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities, ULTAMUS® RAID SAN-based appliances and Snap Server NAS-based appliances. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include unexpected delays or costs related to the acquisition and integration of the Snap business, possible delays in new product introductions and shipments; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2008 fourth quarter results will be held beginning at 5:00 p.m. EDT, August 7, 2008, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website until August 29, 2008.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Kurt L. Kalbfleisch, VP Finance and CFO

Email:  kkalbfleisch@overlandstorage.com

858-571-5555

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—   Financial Tables Follow   —

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue	$28,945	$34,058	$127,700	$160,443
Cost of revenue	22,840	27,904	99,644	136,100
Gross profit	6,105	6,154	28,056	24,343

Operating expenses:
Sales and marketing	9,065	6,758	31,614	32,391
Research and development	2,120	2,599	9,349	14,999
General and administrative	2,498	2,637	10,088	13,387
Impairment of acquired technology	—	—	—	8,411
Total expenses	13,683	11,994	51,051	69,188

Operating loss	(7,578)	(5,840)	(22,995)	(44,845)
Interest income, net	115	220	823	1,707
Other expense, net	(1,023)	(205)	(1,993)	(698)
Loss before income taxes	(8,486)	(5,825)	(24,165)	(43,836)
Income taxes	116	197	397	275
Net loss	$(8,602)	$(6,022)	$(24,562)	$(44,111)

Net loss per share:
Basic and Diluted	$(0.67)	$(0.47)	$(1.93)	$(3.45)

Shares used in computing net loss per share:
Basic and Diluted	12,764	12,748	12,759	12,799

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30,	June 30,
	2008	2007
	(unaudited)
ASSETS
Cash and equivalents	$8,437	$17,503
Short-term investments	1,214	5,322
Accounts receivable, net	15,814	22,572
Inventories	17,126	20,556
Other current assets	8,566	7,138
Total current assets	51,157	73,091
Property, plant and equipment, net	8,602	11,052
Other assets	10,652	3,910
Total assets	$70,411	$88,053

LIABILITIES & EQUITY
Current liabilities	$38,930	$33,525
Long-term debt	—	—
Other long-term liabilities	5,835	5,418
Shareholders’ equity	25,646	49,110
Total liabilities and equity	$70,411	$88,053